Filed pursuant to Rule 433

Registration No. 333-222068

November 28, 2018

PRICING TERM SHEET

Issuer:	American Electric Power Company, Inc.
Designation:	Senior Notes, Series I, due 2021	Senior Notes, Series J, due 2028
Principal Amount:	$400,000,000	$600,000,000
Maturity:	December 1, 2021	December 1, 2028
Coupon:	3.65%	4.30%
Interest Payment Dates:	June 1 and December 1	June 1 and December 1
First Interest Payment Date:	June 1, 2019	June 1, 2019
Benchmark Treasury:	2.875% due November 15, 2021	3.125% due November 15, 2028
Benchmark Treasury Yield:	2.842%	3.055%
Reoffer Spread:	T+83 basis points	T+128 basis points
Yield to Maturity:	3.672%	4.335%
Price to Public:	99.938% of the principal amount thereof	99.718% of the principal amount thereof
Transaction Date:	November 28, 2018	November 28, 2018
Settlement Date:	November 30, 2018 (T+2)	November 30, 2018 (T+2)
Redemption Terms:
Make-whole call: Par call:	Not subject to redemption prior to maturity	Prior to September 1, 2028 at a discount rate of the Treasury Rate plus 20 basis points On or after September 1, 2028 at par
Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP/ISIN:	025537 AL5/US025537AL53	025537 AM3/US025537AM37
Joint Book-Running Managers:	Barclays Capital Inc. Morgan Stanley & Co. LLC Citigroup Global Markets Inc. J.P. Morgan Securities LLC Mizuho Securities USA LLC
Co-Managers:	KeyBanc Capital Markets Inc. MUFG Securities Americas Inc.
Ratings*:	Baa1 (Stable) by Moody’s Investors Service, Inc. BBB+ (Stable) by S&P Global Ratings, Inc., a division of S&P Global Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Barclays Capital Inc. toll-free at 1-888-603-5847 or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.